Exhibit 2.3

SECOND AMENDMENT OF AGREEMENT AND PLAN OF MERGER

This Second Amendment of Agreement and Plan of Merger, dated as of October 2, 2014, is entered into by and among MILWAUKEE IRON ARENA FOOTBALL, INC., a Nevada corporation (“MWKI”), MWKI ACQUISITION, INC., an Illinois corporation and the wholly-owned subsidiary of MWKI (“Merger Sub”), and EV CHARGING USA, CORP., an Illinois corporation (the “Company”).

RECITALS:

  The Parties entered into an Agreement and Plan of Merger, dated August 20, 2014, which was amended on August 28, 2014 (as so amended, the “Merger Agreement”), whereunder, among other things, Merger Sub will be merged with and into the Company and the Company will become the wholly owned subsidiary of MWKI; and
  The Parties desire to amend the Merger Agreement as set forth herein.

NOW THEREFORE, in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree each with the other as follows:

  References to MWKI Series C Preferred Stock. The Merger Agreement is amended such that:
    The definition therein that now reads “‘MWKI Series C Preferred Stock’ means the Series C Preferred stock, par value $0.001 per share, of MWKI” is amended to read “‘MWKI Series D Preferred Stock’ means the Series D Preferred stock, par value $0.001 per share, of MWKI.”
    The phrase “MWKI Series C Preferred Stock” therein and in the exhibits thereto shall be replaced in every instance by “MWKI Series D Preferred Stock.”
  General Provisions.

(a)
Modification; Full Force and Effect. Except as expressly modified and superseded by this instrument, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b)	References to the Merger Agreement. After the date hereof, all references to “this Agreement,” “the transactions contemplated by this Agreement,” “the Merger Agreement” and phrases of similar import, shall refer to the Merger Agreement as amended by this instrument (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to August 20, 2014).

(c)	Defined Terms. Terms used herein that are defined in the Merger Agreement, as it existed prior to the execution and delivery of this instrument, shall have the same meaning as ascribed to them therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MILWAUKEE IRON ARENA FOOTBALL, INC.	MWKI ACQUISITION, INC.

By: Richard S. Astrom	By: Richard S. Astrom
Richard S. Astrom	Richard S. Astrom
President	President

EV CHARGING USA, CORP.

By: Brian C. Howe
Brian C. Howe
President